EXHIBIT 5.1

ROBINSON & COLE LLP
885 Third Avenue
Suite 2800
New York, New York 10022
Main (212) 451-2900
Fax (212) 451-2999

October 26, 2004

NanoSensors, Inc.
1800 Wyatt Drive, Suite #2
Santa Clara, California 95054

RE: LEGALITY OF THE SECURITIES BEING REGISTERED ON FORM SB-2 REGISTRATION STATEMENT

Ladies and Gentlemen:

In connection with the registration of up to an aggregate of 8,450,000 shares of Common Stock, $.001 par value, and 4,125,000 Class A Warrants consisting of: 2,850,000 shares of Common Stock issued and outstanding, 2,750,000 shares issuable upon exercise of outstanding Class A Warrants, 100,000 shares issuable upon exercise of bridge warrants, and an aggregate of 2,750,000 shares issuable upon exercise of Placement Agent Warrants, with each Warrant entitling the holder to purchase a unit of the Company, each unit consisting of one share of Common Stock and one Class A Warrant (the shares of Common Stock, Class A Warrants and the unit purchase options are collectively referred to as the "Securities"), of NanoSensors, Inc., a Nevada corporation (the "Company"), filed under the Securities Act of 1933, as amended (the "Act"), you have requested our opinion as to whether the Securities, when issued will be lawfully and validly issued, fully paid and non-assessable.

The shares of Common Stock issuable, without giving effect to the anti-dilution provisions of the warrant certificates upon exercise of the Class A Warrants, are hereinafter referred to as the "Warrant Shares."

The opinions set forth in this letter are based solely on, and are limited to, the internal laws of the State of New York and the federal laws of the United States of America. All opinions rendered hereunder assume that the Nevada General Corporation Law governing the issuance of the securities is the same as New York law as applied to persons residing in the State of New York and transactions occurring in the State of New York.

For purposes of offering this opinion, we have examined originals or copies of the

documents listed below. In conducting such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and conformity to original documents of all documents submitted to us as copies. The documents we have examined are:

1. The Form SB-2 Registration Statement first filed by the Company with the Securities and Exchange Commission on July 23, 2004 (the "Registration Statement");

2. The Articles of Incorporation of the Company dated December 23, 2003; and

3. The By-laws of the Company.

In addition, in rendering this opinion, we have relied upon your representation that the Securities will be offered to the public in the manner and on the terms identified or referred to in the Registration Statement.

Based upon and subject to the forgoing, after having given due regard to such issues of law as we deemed relevant, we are of the opinion that the Securities, when issued, will be lawfully and validly issued, fully paid and non-assessable; the Class A Warrants are valid and binding obligations of the Company, enforceable against the Company pursuant to the terms set forth in the warrant certificates; and the Warrant Shares upon due exercise, will be validly issued, fully-paid and non-assessable. In addition, the unit purchase options are valid and binding obligations of the Company, enforceable against the Company pursuant to the terms set forth in the unit purchase option certificates; and the shares of Common Stock upon due exercise of the unit purchase options, will be validly issued, fully-paid and non-assessable and the Class A Warrants issuable upon exercise of the unit purchase options are valid and binding obligations of the Company, enforceable against the Company pursuant to the terms of the warrant certificates; and the Warrant Shares upon due exercise, will be validly issued, fully-paid and non-assessable

We hereby consent to the reference to this firm in the prospectus included in this Registration Statement under the caption LEGAL MATTERS and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder. Very truly yours,

Robinson & Cole LLP

By: ____________________
Elliot H. Lutzker